Exhibit 10.1

18 JUNI 2012 / 18 JUNE 2012

AUFHEBUNGSVERTRAG

Termination Agreement

zwischen / between

FARO EUROPE GMBH & CO. KG

als “Gesellschaft”/ as “Company”

und / and

FARO VERWALTUNGS GMBH

als “FARO Verwaltungs GmbH” / as “FARO Verwaltungs GmbH”

und / and

FARO DEUTSCHLAND HOLDING GMBH

als “ FARO Deutschland Holding GmbH” / as “ FARO Deutschland Holding GmbH”

und / and

SIEGFRIED BUSS

als “Herr Buss” / as “Mr. Buss”

VORBEMERKUNG	PREAMBLE

Herr Buss ist Geschäftsführer der FARO Verwaltungs GmbH und der FARO Deutschland Holding GmbH, wobei erstere Komplementärin und zweitere Kommanditistin der Gesellschaft sind. Das Dienstverhältnisses besteht zwischen Herrn Buss und der Gesellschaft und hat seine Grundlage im “Contract of Employment” vom 20. April 2004 sowie dem Änderungsvertrag vom 30. Juni 2009.

Mr. Buss is director of FARO Verwaltungs GmbH and FARO Deutschland Holding GmbH, whereby the former is a general partner and the latter a limited partner of the Company. The service relationship between Mr. Buss and the Company is based on the Contract of Employment of 20 April 2004 and the amending agreement of 30 June 2009.

Die Parteien sind überein gekommen, das zwischen ihnen bestehende Dienstverhältnis im beiderseitigen Einvernehmen mit Wirkung zum Ablauf des 31. Juli 2012 zu beenden. Herr Buss wurde bereits zuvor von seinen Ämtern als Geschäftsführer der FARO Verwaltungs GmbH und der FARO Deutschland Holding GmbH abberufen.

The parties have mutually agreed to end the service relationship existing between them with effect from expiry of 31 July 2012. Prior thereto Mr. Buss has been removed from the office of a director of FARO Verwaltungs GmbH and FARO Deutschland Holding GmbH.

Dies vorausgeschickt, vereinbaren die Parteien was folgt:	Therefore, the parties agree as follows:

§ 1 Vertragsaufhebung / Abberufung	§ 1 Mutually agreed termination / removal from office

(1) Die Parteien sind sich darüber einig, dass das zwischen ihnen bestehende Dienstverhältnis einschließlich etwaiger Änderungsoder Zusatzvereinbarungen sowie jedes etwaige sonstige Dienst- oder Anstellungsverhältnis mit der Gesellschaft einvernehmlich mit Wirkung zum 31. Juli 2012 aufgehoben wird.	(1)

The parties agree that the service relationship between them including any amending or additional agreements as well as any other service or employment relationship with the Company shall be terminated by mutual agreement with effect from 31 July 2012.

(2) Die Parteien sind sich einig, dass soweit weitere Dienst- oder Anstellungsverhältnisse	(2) The parties agree that to the extent any service relationships or employment relationships zwischen Herrn Buss und anderen, mil der Gesellschaft verbundenen Unternehmen bestehen diese mil Abschluss dieses Aufhebungsvertrages beendet werden. Die Gesellschaft ist insoweit zur Abgabe aller für eine Beendigung der Dienst- und Anstellungsverhältnisse notwendigen Willenserklärungen auch für andere, mit der Gesellschaft verbundenen Unternehmen ermächtigt.

exist between Mr. Buss and other companies affiliated with the Company they shall end on conclusion of this termination agreement. In this respect the Company is authorized to submit any declarations of intent required to end such service and employment relationships, even on behalf of other companies affiliated with the Company.

(3)	Herr Buss wurde durch Gesellschafterbeschluss vom 9. März 2012 mit sofortiger Wirkung von seinen Ämtern als Geschäftsführer der FARO Verwaltungs GmbH und der FARO Deutschland Holding GmbH abberufen. Vorstehender Satz 1 stellt einen echten Vertrag zugunsten Dritter dar.		(3)

By shareholders’ resolution of 9 March 2012 Mr. Buss has been removed from his office as director of FARO Verwaltungs GmbH and FARO Deutschland Holding GmbH with immediate effect. Sentence 1 above constitutes a genuine agreement in favor of third parties.

(4)	Herr Buss verpflichtet sich, an der Berichtigung des Handelsregisters mitzuwirken und alle Handlungen vorzunehmen sowie Erklärungen abzugeben, die für die Eintragung der Beendigung der Geschäftsführerämter von Herrn Buss bei FARO Verwaltungs GmbH und der FARO Deutschland Holding Gmbh erforderlich sind.		(4)

Mr. Buss undertakes to cooperate with the amendment to the commercial register and to undertake all acts and make all declarations required to register termination of Mr. Buss’ office as director of FARO Verwaltungs GmbH and FARO Deutschland Holding GmbH.

§ 2 Aufgabenbereich / Urlaub / Freistellung			§ 2 Duties / leave / release from obligation to work

(1)	Der bisherige Aufgabebereich von Herrn Buss als Geschäftsführer endet mit dem Datum der Amtsniederlegung. Danach wird Herr Buss bis zur Beendigung des Dienstverhältnisses noch folgende Aufgaben übernehmen:		(1)

The previous area of responsibility of Mr. Buss as director shall end on the date of resignation from office. After this time until the end of the service relationship Mr. Buss shall carry out the following duties:

	-	Auf Anforderung der Gesellschaft deren Beratung im Zusammenhang		-	At the Company’s request, provide consulting services to the Company

		mit bestimmten Projekten, die Herr Buss zum Zeitpunkt des Abschlusses dieser Vereinbarung betreut hat; und			in connection with certain projects which Mr. Buss was overseeing as of the date of this Agreement; and

	-	Gewährleistung angemessener Überleitungsunterstützung auf Anforderung der Gesellschaft, um einen ruhige Übergang der Pflichten von Herrn Buss auf seine(n) Nachfolger sicher zu stellen.		-	Provide reasonable transition assistance upon request of the Company to ensure a smooth transfer of Mr. Buss’s duties to his successor(s).

(2)	Die Gesellschaft gewährt Herrn Buss den ihm vertragsgemäß zustchenden Erholungsurlaub bis zur Beendigung des Dienstverhältnisses in natura. Die Urlaubsgewährung erfolgt in Abstimmung mit Herrn Buss.		(2)	The Company shall grant Mr. Buss the leave to which he is entitled under contract up until the end of the service relationship in natura. Leave shall be granted in agreement with Mr. Buss.

(3)	Die Gesellschaft ist berechtigt, Herrn Buss jederzeit von der Erbringung seiner Dienstleistung widerruflich oder unwiderruflich unter Fortzahlung der Vergütung gemäß § 3 dieser Vereinbarung freizustellen. Eine unwiderrufliche Freistellung erfolgt unter Anrechnung und Abgeltung der Herrn Buss noch zustehenden Urlaubsansprüche, soweit diese nicht bereits gemäß vorstehendem Absatz 2 erledigt sind.		(3)

The Company is entitled to revocably or irrevocably release Mr. Buss from the obligation to work at any time while continuing to pay his salary pursuant to § 3 of this agreement. Any leave to which Mr. Buss is still entitled, provided such leave entitlement has not already been settled in accordance with paragraph 2 above, shall be deemed set off or settled through an irrevocable release from the duty to work.

§ 3 Vergütung			§ 3 Remuneration

(1)	Herr Buss erhält monatlich bis zum Vertragsende am 31. Juli 2012 seine festen vertraglichen Bezüge in Höhe von EUR 11.166,67 brutto. Die Bezüge werden jeweils am Monatsende unter Berücksichtigung der im Auszahlungszeitpunkt geltenden steuer- und sozialversicherungsrechtlichen Vorgaben ausbezahlt.		(1)

Mr. Buss shall receive his fixed monthly remuneration of EUR 11,166.67 gross until the contract ends on 31 July 2012. The remuneration shall be paid at the end of each month taking into account the tax and social insurance law requirements applicable at the time of payment.

(2)	Die Parteien sind sich darüber einig, dass Herr Buss über die in diesem Vertrag geregelten Vergütungsansprüche hinaus keine weiteren Vergütungsansprüche, insbesondere keine anteilige Tantieme für das Jahr 2012, gegen die Gesellschaft zustehen. Hiervon unberührt bleiben die in diesem Aufhebungsvertrag geregelten Zahlungsansprüche, insbesondere der Anspruch auf Abfindung gemäß nachfolgendem § 4.	(2)

The parties agree that Mr. Buss is not entitled to any further remuneration claims against the Company which exceed the remuneration claims regulated in this agreement, in particular he is not entitled a pro rata profit-related bonus for 2012. This shall not affect payment claims regulated in this termination agreement, in particular the claim to a severance payment pursuant to § 4 below.

§ 4 Abfindung		§ 4 Severance payment

(1)	Die Gesellschaft zahlt Herrn Buss aus Anlass der Beendigung des Dienstverhältnisses und zum Ausgleich eventuell hieraus resultierender wirtschaftlicher Nachteile eine Abfindung in Höhe von elf Monatsfestgehältern, insgesamt EUR 145.617,87 brutto (in Worten: einhundertfünfundvierzigtausendsechshundertsiebzehn Euro und siebenundachtzig Cent brutto).	(1)

Owing to the end of the service relationship and in order to compensate for any economic disadvantages which may arise as a result the Company shall pay Mr. Buss a severance payment in the amount of eleven fixed monthly salaries, in total EUR 145.617,87 gross (in words: one hundred and forty five thousand six hundred seventeen and 87/100 Euro gross).

(2)	Der Anspruch auf Abfindung entsteht mit Beendigung des Dienstverhältnisses. Die erste Rate der Abfindung in Höhe von EUR 43.685,37 wird am 1. August 2012 zur Zahlung fällig. Die zweite Rate in Höhe von EUR 101.932,50 wird am 1. Januar 2013 zur Zahlung fällig. Die Auszahlung erfolgt nach Maßgabe der im Auszahlungszeitpunkt gültigen steuerlichen und sozialversicherungsrechtlichen Vorgaben.	(2)

The entitlement to a severance payment shall arise at the end of the service relationship. The first instalment of the severance payment shall be EUR 43.685,37 due for payment on 1 August, 2012. The second instalment of EUR 101.932,50 shall be due for payment on 1 January 2013. Payment shall be made in accordance with the tax and social insurance law requirements which apply at the time of payment.

(3)	Eine Aufrechnung gegen den Abfindungsanspruch ist lediglich mit unbestrittenen oder rechtskräftig festgestellten Forderungen zulässig.	(3)	Claims may only be set off against the severance entitlement with undisputed claims or which have been declared final and absolute by a court.

§ 5 Entlastung		§ 5 Discharge from liability

(1)	Die Gesellschaft wirkt darauf hin, dass Herrn Buss für seine Tätigkeit als Geschäftsführer der FARO Verwaltungs GmbH und der FARO Deutschland Holding GmbH für das Geschäftsjahr 2011 Entlastung erteilt wird, sobald die testierten Jahresabschlüsse vorliegen und sofern nach den gesetzlichen Bestimmungen beziehungsweise der Satzung eine Entlastung möglich ist.	(1)

The Company shall aim to grant Mr. Buss discharge for his activity as director of FARO Verwaltungs GmbH and FARO Deutschland Holding GmbH for the business year 2011 as soon as the audited financial statements are available and to the extent that such discharge is possible pursuant to statutory provisions and the articles of incorporation.

(2)	Für seine Tätigkeit bei der Gesellschaft wird Herrn Buss für das Geschäftsjahr 2011 Entlastung erteilt werden, sobald die testierten Jahresabschlüsse vorliegen und sofern nach den gesetzlichen Bestimmungen beziehungsweise des Gesellschaftsvertrages eine Entlastung möglich ist.	(2)

For his activity for the Company for the business year 2011, Mr. Buss shall be granted discharge as soon as the audited financial statements are available and to the extent that such discharge is possible pursuant to statutory provisions and the articles of incorporation.

§ 6 Herausgabe von Unterlagen		§ 6 Surrender of documents

(1)	Herr Buss wird der Gesellschaft alle ihm von der Gesellschaft oder von mit der Gesellschaft verbundenen Unternehmen überlassenen, nicht bestimmungsgemäß an Dritte weitergegebenen/vernichteten Gegenstände und Unterlagen, insbesondere sämtliche Geschäftsunterlagen, einschließlich Datenträger, private dienstliche Aufzeichnungen (auch Kopien davon) sowie das ihm überlassene Zubehör (insbesondere alle zur Verfügung gestellten Computer und/oder Mobiltelefone) unaufgefordert spätestens am letzten Tag des Bestehens des Dienstverhältnisses, auf Verlangen	(1)

Mr. Buss shall return to the Company any items provided to him by the Company or companies affiliated with the Company which have not been duly passed on to third parties or destroyed, in particular all business documents, including data carriers, private business records (including copies thereof) and equipment provided to his (in particular any computer and/or cell provided) without special request no later than the last day of the service relationship, or if so requested earlier, in due and proper condition at the registered office of the Company. Mr. Buss may make one copy of auch bereits zuvor, in ordnungsgemäßem Zustand am Sitz der Gesellschaft zurückgeben. Schriftstücke/Unterlagen, die sein persönliches Vertragsverhältnis betreffen, dürfen von Herrn Buss einmal kopiert und als Kopie zur Wahrnehmung seiner persönlichen Interessen behalten werden. Herr Buss wird der Gesellschaft die von ihm kopierten Dokumente schriftlich auflisten und diese Dokumente gesondert von den übrigen Gegenständen herausgeben.

letters/documents concerning his personal contractual relationship and retain a copy thereof for the purpose of safeguarding his personal interests. Mr. Buss shall provide the Company with a written list of the documents which he has copied and return these separately from the other items.

(2)

Soweit sich Unterlagen/Kopien auf privat gehörenden EDV-Geräten/Datenträgern von Herrn Buss befinden sind die Dateien auf Datenträger zu überspielen, die Datenträger wie die anderen Gegenstände an die Gesellschaft herauszugeben und die Daten auf der privaten EDV unverzüglich zu 1öschen. Herr Buss verpflichtet sich, etwaige auf einem in seinem Besitz oder Eigentum befindlichen Computer aufgespielten Programme, für welche die Gesellschaft oder ein verbundenes Unternehmen die Lizenz erworben hat, spätestens zum rechtlichen Beendigungszeitpunkt des Dienstverhältnisses zu löschen. Zurückbehaltungsrechte sind ausgeschlossen.

		(2)

Should there be any documents/copies on privately owned IT equipment/data carriers of Mr. Buss the files shall be copied onto data carriers, the data carriers shall be returned to the Company in the same way as the other items and the files on private IT equipment shall be deleted without undue delay. Mr. Buss undertakes to delete any programmes on computers in his possession or ownership for which the Company or an affiliated company has acquired the licence at the latest by the time when the service relationship legally ends. There shall be no rights of retention.

§ 7 Reisekosten		§ 7 Travel expenses

(1)	Herr Buss reicht alle offenen Reisekosten, die bis einschließlich 31. Juli 2012 angefallen sind, bis spätestens 31. Juli 2012 ein.	(1)	Mr. Buss shall submit all outstanding travel expenses incurred up to and including 31 July 2012 on or before 31 July 2012.

(2)	Weitere Reisekosten werden nicht erstattet.	(2)	No further travel expenses shall be reimbursed.

§ 8 Geheimhaltung	§ 8 Confidentiality

(1) Die Parteien verpflichten sich, über diesen Vertrag und seinen Inhalt strengstes Stillschweigen zu bewahren. Herr Buss ist berechtigt, diese Vereinbarung gegenüber amtlichen Stellen vorzulegen, soweit er hierzu aus rechtlichen Gründen verpflichtet ist oder die Vorlage zur Wahrnehmung eigener berechtigter Interessen erforderlich ist.	(1)

The parties undertake to observe confidentiality with respect to this agreement and its content. Mr. Buss is entitled to disclose this agreement to official authorities if he is obliged to do so under statute or if so required in observing his own justified interests.

(2) Herr Buss wird über alle ihm anlässlich seiner Tätigkeit für die Gesellschaft zur Kenntnis gelangten, nicht allgemein bekannten geschäftlichen und persönlichen Angelegenheiten der Gesellschaft, der mit ihr verbundenen Unternehmen und/oder Mitarbeitern, Kunden und sonstigen Geschäftspartnern aller vorgenannten Gesellschaften, auch soweit eine Angelegenheit ihm gegenüber nicht ausdrücklich als vertraulich bezeichnet wurden, Dritten gegenüber strengstes Stillschweigen bewahren. Diese Verschwiegenheitspflicht ist zeitlich unbegrenzt.	(2)

Mr. Buss shall observe strictest secrecy vis-à-vis third parties with regard to all business and personal matters of the Company, all affiliated companies and/or employees, customers and other business partners of all the above-mentioned companies which have become known to him in the course of his work for the Company and which are not generally known, even if he has not been expressly told that such matters are confidential. This obligation of confidentiality shall be for an indefinite term.

§ 9 Zeugnis	§ 9 Letter of recommendation

Herr Buss erhält von der Gesellschaft auf Anforderung ein wohlwollendes qualifiziertes Schlusszeugnis mit der Note “sehr gut”.	Mr. Buss shall receive a favourable qualified final reference from the Company on request. This reference shall include the statement that his work was “very good”.

§ 10 Erledigungsklausel		§ 10 Settlement clause

(1)

Die Parteien sind sich darüber einig, dass mit Erfüllung der vorstehenden §§ 1-10 sämtliche gegenseitigen Ansprüche der Parteien aus oder im Zusammenhang mit dem Anstellungsverhältnis und aus Anlass oder im Zusammenhang mit seiner Beendigung, gleich aus welchem Rechtsgrund sie bestehen und gleich ob bekannt oder unbekannt, erledigt sind. Satz 1 gilt entsprechend für das Verhältnis von Herrn Buss zu FARO Verwaltungs GmbH und FARO Deutschland Holding GmbH., wobei insoweit Ansprüche der Gesellschaft gegenüber Herrn Buss von der Erledigung ausgenommen sind, auf welche die Gesellschaft kraft Gesetzes im Interesse des Gläubigerschutzes nicht verzichten kann (z.B. §§ 30, 43 Abs. 3, 9b GmbHG).

		(1)

The parties agree that with fulfilment of §§ 1-10 above all mutual claims of the parties from or in connection with the employment relationship and on the occasion of or in connection with its termination irrespective of legal grounds and irrespective of whether known or unknown are settled. Sentence 1 shall apply accordingly to the relationship of Mr. Buss to FARO Verwaltungs GmbH and FARO Deutschland Holding GmbH, whereby claims of the Companv vis-à-vis Mr. Buss cannot be waived by virtue of law in the interest of creditor protection (e.g. §§ 30, 43, (3) Limited Liability Companies Act).

(2)	Herr Buss verzichtet darüber hinaus im Wege eines echten Vertrages zugunsten Dritter auf alle Ansprüche aus oder im Zusammenhang mit dem Anstellungsverhältnis und aus Anlass oder im Zusammenhang mit seiner Beendigung, gleich aus welchem Rechtsgrund sie bestehen und gleich ob bekannt oder unbekannt, welche ihm gegen Unternehmen, die mit der Gesellschaft verbunden sind, zustehen. Die Gesellschaft nimmt diesen Verzicht an.	(2)

Mr. Buss also waives within the meaning of a genuine agreement in favour of third parties all claims to which he is entitled against the companies affiliated with the Company from or in connection with the employment relationship and on the occasion of or in connection with the termination thereof, irrespective of the legal grounds for their existence and irrespective of whether known or unknown. The Company hereby accepts this waiver.

(3)	Rechte im Zusammenhang mit der Ausübung oder Abrechnung von Anteilsoptionen (equity awards), welche Herrn Buss auf Grundlage eines vorher aufgestellten anteilsbezogenen Mitarbeiterbeteiligungsplans (equity incentive plans) der Gesellschaft	(3)

Nothing in this clause shall adversely affect any rights Mr. Buss may have with respect to the exercise or settlement of equity awards previously issued under the Company’s or under any affiliated company’s equity incentive plans.

	oder einem mit der Gesellschaft verbundenen Unternehmen möglicherweise zustehen, bleiben von dieser Regelung unberührt.

§ 11 Sonstige Bestimmungen		§ 11 Miscellaneous

(1)	Änderungen und Ergänzungen dieses Vertrages bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für eine Änderung dieser Schriftformklausel. Mündliche oder schriftliche Nebenabreden wurden nicht getroffen.	(1)	Amendments and additions to this agreement shall be valid only if made in writing. This also applies to any amendment to this written form clause. There are no verbal or written side agreements.

(2)	Dieser Vertrag enthält eine deutsche und eine englische Fassung. Die englische Fassung ist lediglich eine unverbindliche Übersetzung; im Zweifelsfall ist allein die deutsche Fassung maßgeblich.	(2)	This agreement contains a German and an English version. The English version merely constitutes a convenience translation; in the event of doubt only the German version shall be authoritative.

(3)	Von diesem Aufhebungsvertrag sind zwei Originale gefertigt worden. Beide Parteien bestätigen mit ihrer Unterschrift, jeweils ein Original dieses Aufhebungsvertrages erhalten zu haben.	(3)	There are two originals of this termination agreement. With their signatures both parties confirm that they have received an original of this termination agreement.

§ 12 Rechtswahl unil Gerichtsstand		§ 12 Choice of law and jurisdiction

Dieser Vertrag und seine Auslegung unterliegen dem Recht der Bundesrepublik Deutschland. Gerichtsstand für alle Streitigkeiten über Rechte und Pflichten aus diesem Vertrag einschließlich seiner Wirksamkeit ist der Sitz der Gesellschaft.

This agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. Place of jurisdiction for all disputes regarding rights and duties under this agreement, including its validity shall be the registered office of the company.

§ 13 Salvatorische Klausel	§ 13 Severability

Die Unwirksamkeit oder Undurchführbarkeit einer oder mehrerer Regelungen dieses Vertrages lässt die Wirksamkeit der übrigen Regelungen dieses Vertrages unberührt. Dasselbe gilt für den Fall, dass der Vertrag eine an sich notwendige Regelung nicht enthält. An die Stelle der unwirksamen oder undurchführbaren Regelung oder zur Ausfüllung der Regelungslücke tritt die gesetzlich zulässige und durchführbare Regelung, die dem Sinn und Zweck der unwirksamen, undurchführbaren oder fehlenden Regelung nach der Vorstellung der Parteien wirtschaftlich am nächsten kommt.

Should one or more provisions of this agreement be or become invalid or unenforceable, this shall not affect the validity and enforceability of the remaining provisions of this agreement. The same shall apply if the agreement does not contain an essential provision. In place of the invalid or unenforceable provision, or to fill a contractual lacuna, such valid and enforceable provision shall apply which reflects as closely as possible the commercial intention of the parties as regards the invalid, unenforceable or missing provision.

UNTERSCHRIFTEN	SIGNATURES

Korntal-Münchingen, den 18.06.2012	Korntal-Münchingen, June 18th 2012

(FARO Europe GmbH & CO. KG)	(Siegfried Buss)

(FARO Verwaltungs GmbH)

(FARO Deutschland Holding)

(Jay Freeland FARO Technologies, Inc.)